EXHIBIT 10.15

PRIDE INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED
PARTICIPATION AGREEMENT

THIS AMENDED PARTICIPATION AGREEMENT (this “Amended Participation Agreement”), entered into effective as of December 31, 2008, by and between Pride International, Inc. (the “Company”), and Kevin C. Robert (the “Executive”);

WITNESSETH:

WHEREAS, the Company has established the Pride International, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”), to generally assist the Company and its Affiliates in retaining, attracting and providing a retirement benefit to certain selected salaried officers and other key management employees; and

WHEREAS, the Company and the Executive have entered into an amended and restated employment agreement, effective as of December 31, 2008 (the “Employment Agreement”); and

WHEREAS, the Committee has selected the Executive for participation in the Plan effective as of March 15, 2007 (the “Effective Date”); and

WHEREAS, the Company and the Executive previously entered into a participation agreement under the Plan and desire to enter into this Amended Participation Agreement and to supersede any prior agreements or understandings in their entirety; and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Executive agree to the form of this Amended Participation Agreement as follows:

1.           Reference to Plan.  This Amended Participation Agreement is being entered into in accordance with and subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are still in effect on the date hereof; provided, however, that to the extent the explicit terms of this Amended Participation Agreement vary from the terms, conditions and provisions of the Plan, this Amended Participation Agreement shall control.  The Executive acknowledges he has received a copy of, and is familiar with the terms of, the Plan which are hereby incorporated herein by reference.

2.           Definitions.  Terms not otherwise defined herein shall have the same meaning as ascribed thereto in the Plan.

(a)           “Average Monthly Salary” means the Executive’s average monthly base salary over the 60 full calendar months immediately preceding the Determination Date or, if less, the number of full calendar months in the Executive’s period of Service.

(b)           “Determination Date” means the Executive’s last day of active employment; provided, however, that in the event of a Change in Control Termination, the Determination Date shall be the date immediately preceding the date of the Change in Control if the Final Annual Salary would be greater as of that date.

(c)           “Final Annual Salary” means, as of a Determination Date, the sum of (1) the Executive’s Average Monthly Salary times 12 and (2) the Executive’s Target Bonus Percentage for the year in which the Determination Date occurs multiplied by the amount in (1) above.

(d)           “Target Bonus Percentage” means the percentage of the Executive’s base annual salary that would be payable as the Executive’s target award under the Company’s annual bonus plan in effect on the Executive’s Determination Date (if the Company has not specified a target award for such year, the most recent target award will be considered continued in effect).

3.           Benefit Percentage.  As of the Effective Date and subject to the forfeiture and vesting requirements of the Plan as supplemented by this Amended Participation Agreement, the Executive is a Participant in the Plan and is entitled to a SERP Benefit equal to 50% of Final Annual Salary, as described in Section 4 of the Plan, subject to the terms of this Amended Participation Agreement and the applicable reduction factor as set forth in Section 4.8 of the Plan for payments provided before Executive’s Normal Retirement Date.

4.           Vesting.  Except as otherwise provided in this Amended Participation Agreement, any SERP Benefit shall be payable on all of the same terms and conditions, including timing, set forth in the Plan.

(a)           Normal or Early Retirement Date.  The Executive’s contingent right to receive the SERP Benefit shall fully vest upon the Executive’s Normal Retirement Date or, if earlier, upon the Executive’s attainment of his Early Retirement Date.

(b)           Termination Under the Employment Agreement.  In the event of the Executive’s “Termination” (as defined in the Employment Agreement) for any reason other than Disability prior to the Executive’s Early or Normal Retirement Date, the benefits payable under the Plan shall be vested in a percentage of the SERP Benefit equal to the fraction, not to exceed 1.0, obtained by dividing (a) by (b), where (a) equals the full calendar months of the Executive’s Service from and after January 1, 2007 and where (b) equals the full calendar months from and after January 1, 2007 until the first that would have occurred of the Executive’s Early Retirement Date (determined as if the Executive had remained in Service until attainment of his Early Retirement Date) or Normal Retirement Date.

(c)           Death or Disability.  The Executive’s SERP Benefit shall immediately vest in full in the event of the Executive’s termination by reason of death or Disability.

(d)           Change in Control.  If the Executive has a Change in Control Termination, the Executive’s SERP Benefit shall immediately vest in full.

(e)           Cause and Other Terminations.  The Executive shall forfeit all rights to any benefits under the Plan, whether or not vested, upon a termination of employment due to Cause or due to any reason not described in items (a) through (d) of this paragraph 4.

5.           Effect of Termination on SERP Benefit.  Except as otherwise provided in this Amended Participation Agreement, any SERP Benefit shall be payable on all of the same terms and conditions, including timing, set forth in the Plan.  If the Executive is terminated without a vested interest in his or her SERP Benefit as determined pursuant to paragraph 4 of this Amended Participation Agreement, the SERP Benefit shall be forfeited and the Executive shall have no rights to any payments hereunder.  Notwithstanding any provisions herein to the contrary, in no event shall the SERP Benefit be paid sooner than the date permitted under Section 409A of the Code or Section 8.11 of the Plan related to compliance with Section 409A of the Code.

(a)           Normal Retirement Date.  If the Executive terminates employment on or after his Normal Retirement Date with a vested SERP Benefit, the SERP Benefit will be paid as provided in Section 4.1 of the Plan.

(b)           Early Retirement Date.  If the Executive terminates employment on or after his Early Retirement Date but before his Normal Retirement Date with a vested SERP Benefit, the SERP Benefit will be paid as provided in Section 4.2(a) of the Plan.

(c)           Termination Under the Employment Agreement.  In the event of the Executive’s “Termination” (as defined in the Employment Agreement) for any reason other than Disability prior to his Early Retirement Date, the vested portion of the Executive’s SERP Benefit shall be payable in the applicable form specified in Section 4.9(a) of the Plan, and shall be paid in accordance with Section 4.9(b) of the Plan.

(d)           Involuntary Termination.  Section 4.2(b) of the Plan shall not apply to the Executive and is hereby superseded in its entirety.

(e)           Death.  If the Executive terminates employment by reason of death, the SERP Benefit shall be paid as provided in Section 4.5 of the Plan.

(f)           Disability.  If the Executive terminates employment by reason of Disability, the SERP Benefit shall be paid as provided in Section 4.6 of the Plan.

(g)           Change in Control.  If the Executive has a Change in Control Termination, the SERP Benefit shall be paid as provided in Section 4.4 of the Plan.

(h)           Cause and Other Terminations.  The Executive shall forfeit all rights to any benefits under the Plan, whether or not vested, upon a termination of employment due to Cause or due to any reason not described in items (a) through (g) of this paragraph 5.

6.           Minimum Normal Retirement Benefit.  For purposes of Section 4.9(a) of the Plan, the Executive’s Minimum Normal Retirement Benefit is $1,909,931.

7.           Retiree Medical Benefits.  As of the date the Executive terminates employment with any vested right to a SERP Benefit pursuant to the terms of the Plan and this Amended Participation Agreement, whether or not the SERP Benefit commences on termination, the Executive shall be deemed to have satisfied the eligibility requirements to be a qualifying retiree for retiree medical and dental benefits.  For this purpose, and regardless whether at such time the Company makes retiree medical and dental coverage available to employees generally, retiree medical and dental coverage shall be provided until the later of the Executive’s death or the death of Executive’s surviving spouse (if any), shall extend to the Executive, his spouse (if any), and his eligible dependent s who were covered under the Company’s group health plan as of the date of termination of employment (“Eligible Dependents”), and shall be at least as favorable as the group medical and dental coverage offered by the Company to employees of the Company who serve in an executive capacity; provided, however, that coverage shall (i) be suspended during any period the Executive is eligible for and covered by other group medical coverage provided by another employer, (ii) at such time as the Executive or the Executive’s spouse, as applicable, becomes eligible for and covered by Medicare, be converted to Medicare Supplement coverage (providing coverage for deductibles and coinsurance in excess of coverage under Medicare Part A and B or any successor to such parts), and (iii) terminate with respect to Eligible Dependents, other than the Executive’s spouse, at such time as the Eligible Dependents are no longer eligible for coverage under the terms of the group medical plan maintained for active executives of the Company.  The Executive, or if applicable, the Executive’s surviving spouse, shall be responsible for the payment of the applicable premiums for the cost of all coverage described in this paragraph at a rate not to exceed the cost to active employees of the Company who serve in an executive capacity of the most comprehensive group medical and dental coverage offered by the Company.  Any benefits to the Executive’s spouse or surviving spouse pursuant to this paragraph are available solely to the spouse to whom the Executive was married on the date of termination.  If the Executive is eligible for retiree medical and dental benefit coverage pursuant to this paragraph 7, such benefit coverage shall commence on the Executive’s Normal Retirement Date or, if the Executive has terminated after his Early Retirement Date, the Early Retirement Date; provided, however, if the Executive is receiving health insurance coverage on such date pursuant to the Employment Agreement, the retiree medical and dental benefit coverage shall commence upon the expiration of continued health insurance coverage as provided under the Employment Agreement.

Notwithstanding the foregoing, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly basis provided that the Company shall reimburse the Executive the excess of costs, if any, above the then active employee cost for such benefits.  Any reimbursements by the Company to the Executive required under this paragraph shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by the Executive.  Any reimbursements provided during one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under this paragraph shall not be subject to liquidation or exchange for another benefit or payment.

8.           Tax Provisions.  The Executive agrees that the payor of the Plan benefit may take whatever steps the payor, in its sole discretion, deems appropriate or necessary to satisfy state and federal income tax, social security, Medicare, other tax withholding obligations arising out of the benefits payable under this Amended Participation Agreement.  The Executive acknowledges that all payments and benefits hereunder are subject to delayed payment pursuant to Section 8.11 of the Plan in compliance with Section 409A of the Code.

9.           Status of Amended Participation Agreement.  The benefits payable under this Amended Participation Agreement shall be independent of, and in addition to, any other agreement relating to the Executive’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Employer to the Executive, whether salary, bonus or otherwise.  This Amended Participation Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Employer to discharge the Executive or restrict the right of the Executive to terminate the Executive’s employment.

10.           Entire Agreement.  Except as otherwise provided in this paragraph 10, this Amended Participation Agreement and the Plan constitute the entire understanding between the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are superseded in their entirety by this Amended Participation Agreement and the Plan.  This Amended Participation Agreement may be amended, modified or terminated, in whole or in part, at any time by a written instrument executed by both parties hereto.  Notwithstanding anything to the contrary in the Plan, this Amended Participation Agreement may set forth specific terms or provisions modifying the terms of the Plan with respect to the Executive, and the terms of this Amended Participation Agreement shall be controlling.  Except as explicitly provided in this paragraph 10, this Amended Participation Agreement is not intended to constitute a waiver by the Executive of any rights or benefits that he may have under the Employment Agreement and if any provision of the Employment Agreement is more favorable to the Executive than the provisions of the Plan or this Amended Participation Agreement, such more favorable provision of the Employment Agreement shall control.

11.           Severability.  If, for any reason, any provision of this Amended Participation Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Amended Participation Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If this Amended Participation Agreement or any portion thereof conflicts with any law or regulation governing the activities of the Employer, this Amended Participation Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

12.           Governing Law.  This Amended Participation Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have executed this Amended Participation Agreement (in multiple copies) as of the date set forth below.

PRIDE INTERNATIONAL, INC.

By      /s/  LOUIS A. RASPINO
ATTEST:                                                                                Louis A. Raspino
                         President and Chief Executive Officer

/s/  W. GREGORY LOOSER                                             Date:     December 31, 2008
W. Gregory Looser
Senior Vice President - Legal, Information
Strategy and General Counsel
                                            /s/ Kevin C. Robert
                                EXECUTIVE

                                Date:     December 31, 2008